EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 and Amendment No. 1 to Registration Statement on Form S-3 (No. 33-49051) of our report dated February 6, 1995, which appears on page 66 of the 1994 Annual Report to Shareholders of Anheuser-Busch Companies, Inc., which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 15 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

St. Louis, Missouri
July 5, 1995